Exhibit 23.1

HANSEN, BARNETT& MAXWELL, P.C. A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sutor Technology Group Limited

As an independent registered public accounting firm, we hereby consent to the use of our report dated November 30, 2006, except for Note 1 regarding Bronze Marketing, Inc. and Note 10, as to which the date is March 12, 2007, and except for Note 1 regarding the restatement as to which the date is July 6, 2007, with respect to the consolidated financial statements of Sutor Technology Group Limited and subsidiaries as of June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006, in the Registration Statement of Sutor Technology Group Limited on Amendment No. 2 to Form S-1 (No. 333-141450) relating to the registration of 5,467,552 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

By:	/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
July 11, 2007